Exhibit 99.1

NEWS RELEASE

CONTACT: Kim Duncan Senior Director, Investor Relations ir@cooperco.com	6140 Stoneridge Mall Road Suite 590 Pleasanton, CA 94588 925-460-3663 www.coopercos.com

THE COOPER COMPANIES ANNOUNCES AGREEMENT TO DIVEST AIME

PLEASANTON, Calif., May 31, 2013 – The Cooper Companies, Inc. (NYSE: COO) today announced that CooperVision has reached an agreement to sell Aime, its rigid gas permeable contact lens and solutions business in Japan, to Nippon Contact Lens Inc. Financial terms of the transaction were not disclosed.

Commenting on the transaction, Robert S. Weiss, Cooper’s president and chief executive officer said, “The decision to divest Aime is consistent with CooperVision’s strategy to focus on its core soft contact lens business. Additionally, Aime has declining revenue and lower than average company margins. The business was obtained in 2010 as part of a very successful acquisition which included obtaining the rights to sell Biofinity® in Japan.”

The divestiture is subject to numerous conditions to closing and is expected to close during Cooper’s fourth quarter of fiscal 2013. Cooper expects the related charge to negatively impact its fiscal 2013 GAAP earnings per share by $0.25-$0.35. This charge will be excluded from its fiscal 2013 non-GAAP earnings per share. Post divestiture, Cooper expects the transaction to be neutral to earnings per share. Aime revenues for fiscal 2012 and the first quarter of fiscal 2013 were $32.9 million and $7.2 million, respectively.

About The Cooper Companies

The Cooper Companies, Inc. (“Cooper”) is a global medical device company publicly traded on the NYSE Euronext (NYSE:COO). Cooper is dedicated to being A Quality of Life Company™ with a focus on delivering shareholder value. Cooper operates through two business units, CooperVision and CooperSurgical. CooperVision brings a refreshing perspective on vision care with a commitment to crafting a wide range of high-quality products for contact lens wearers and providing focused practitioner support. CooperSurgical focuses on supplying women’s health clinicians with market leading products and treatment options to improve the delivery of healthcare to women. Headquartered in Pleasanton, CA, Cooper has approximately 7,800 employees with products sold in over 100 countries. For more information, please visit www.coopercos.com.

Forward-Looking Statements

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Statements relating to guidance, plans, prospects, goals, strategies, future actions, events or performance and other statements which are other than statements of historical fact, including those related to the impact of the proposed divestiture on our earnings and revenue guidance, expected results of operations and the expected completion of the proposed divestiture are forward-looking. To identify these statements look for words like “believes,” “expects,” “may,” “will,” “should,” “could,” “seeks,” “intends,” “plans,” “estimates” or “anticipates” and similar words or phrases. Forward-looking statements necessarily depend on assumptions, data or methods that may be incorrect or imprecise and are subject to risks and uncertainties.

Among the factors that could cause our actual results and future actions to differ materially from those described in the forward-looking statements are described in our Securities and Exchange Commission filings, including the “Business” and “Risk Factors” sections in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2012, as such Risk Factors may be updated in quarterly filings.

We caution investors that forward-looking statements reflect our analysis only on their stated date. We disclaim any intent to update them as required by law.

COO-G

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